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                                                                    EXHIBIT 99.1

            WIND RIVER SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


ALAMEDA, CA (OCTOBER 28, 1999) -- Wind River Systems, Inc. (Nasdaq: WIND) announced that its board of directors approved the adoption of a stockholder rights plan under which all stockholders of record as of November 15, 1999 will receive rights to purchase shares of a new series of preferred stock. The adoption of the rights plan is intended as a means to guard against abusive takeover tactics in the even an unsolicited attempt is made to acquire Wind River and is not in response to a takeover proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires, or announces a tender offer for 15% or more of Wind River's outstanding common stock. If a person acquires 15% or more of Wind River's common stock, all rightsholders except the buyer will be entitled to acquire common stock at a discount. The effect will be to discourage acquisitions of more than 15% of Wind River's common stock without negotiations with the board.

The rights will trade with Wind River's common stock, unless and until they are separated upon the occurrence of certain future events. Wind River's board of directors may terminate the rights plan at any time or redeem the rights prior to the time a person acquires more than 15% of the common stock. Additional details regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc. is a worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for us in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, with operations in fifteen countries worldwide.

CONTACT:

RICHARD W. KRABER
Wind River Systems, Inc.
510-749-2181
dick.kraber@windriver.com
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